EXHIBIT 2


                    AGREEMENT AND PLAN OF MERGER

                               among

                       R&B FALCON CORPORATION

                       FDC ACQUISITION CORP.

                 READING & BATES ACQUISITION CORP.

                   FALCON DRILLING COMPANY, INC.

                                and

                    READING & BATES CORPORATION

                     Dated as of July 10, 1997


                               TABLE OF CONTENTS

                                   ARTICLE I

          The Mergers . . . . . . . . . . . . . . . . . . . . .   3

               Section 1.1.  The FDC Merger . . . . . . . . . .   3
               Section 1.2.  The R&B Merger . . . . . . . . . .   4
               Section 1.3.  Closing  . . . . . . . . . . . . .   4
               Section 1.4.  Effective Time . . . . . . . . . .   4
               Section 1.5.  Effects of the Mergers . . . . . .   5
               Section 1.6.  Directors  . . . . . . . . . . . .   5
               Section 1.7.  Parent Charter Documents . . . . .   5

                                  ARTICLE II

          Effect of the Mergers on the Stock of
          FDC and R&B; Exchange  of  Certificates . . . . . . .   6

               Section 2.1.  Effect on FDC Stock  . . . . . . .   6
               Section 2.2.  Effect on R&B Stock  . . . . . . .   6
               Section 2.3.  Exchange of Certificates . . . . .   8

                                  ARTICLE III
          Governance  . . . . . . . . . . . . . . . . . . . . .  14

               Section 3.1.  Board of Directors of Parent . . .  14
               Section 3.2.  Key Executive Officers of Parent .  14
               Section 3.3.  Name . . . . . . . . . . . . . . .  14

                                  ARTICLE IV

          Representations and Warranties of R&B . . . . . . . .  15

               Section 4.1.  Organization, Qualification,
                              Etc.  . . . . . . . . . . . . . .  15
               Section 4.2.  Capital Stock  . . . . . . . . . .  16
               Section 4.3.  Corporate Authority Relative to
                              this Agreement; No Violation  . .  17
               Section 4.4.  Reports and Financial
                              Statements. . . . . . . . . . . .  18
               Section 4.5.  No Undisclosed Liabilities.  . . .  19
               Section 4.6.  No Violation of Law. . . . . . . .  19
               Section 4.7.  Environmental Laws and
                              Regulations.  . . . . . . . . . .  20
               Section 4.8.  No Undisclosed Employee Benefit
                              Plan Liabilities or Severance
                              Arrangements  . . . . . . . . . .  20
               Section 4.9.  Absence of Certain Changes or
                              Events. . . . . . . . . . . . . .  21
               Section 4.10. Litigation.  . . . . . . . . . . .  21
               Section 4.11. Joint Proxy Statement; Regis-
                              tration Statement; Other
                              Information . . . . . . . . . . .  21
               Section 4.12. R&B Rights Plan  . . . . . . . . .  22
               Section 4.13. Lack of Ownership of FDC Common
                              Stock . . . . . . . . . . . . . .  22
               Section 4.14. Tax Matters  . . . . . . . . . . .  22
               Section 4.15. Opinion of Financial Advisor . . .  24
               Section 4.16. Required Vote of R&B Stock-
                              holders . . . . . . . . . . . . .  24
               Section 4.17. Pooling of Interests . . . . . . .  24

                                  ARTICLE V

          Representations and Warranties of FDC . . . . . . . .  24

               Section 5.1.  Organization, Qualification,
                              Etc.  . . . . . . . . . . . . . .  25
               Section 5.2.  Capital Stock  . . . . . . . . . .  25
               Section 5.3. Corporate Authority Relative to
                              this Agreement; No Violation  . .  26
               Section 5.4.  Reports and Financial Statements .  28
               Section 5.5.  No Undisclosed Liabilities . . . .  29
               Section 5.6.  No Violation of Law  . . . . . . .  29
               Section 5.7.  Environmental Laws and Regu-
                              lations . . . . . . . . . . . . .  29
               Section 5.8.  No Undisclosed Employee Benefit
                              Plan Liabilities or Severance
                              Arrangements  . . . . . . . . . .  29
               Section 5.9.  Absence of Certain Changes or
                              Events  . . . . . . . . . . . . .  30
               Section 5.10. Litigation . . . . . . . . . . . .  30
               Section 5.11. Joint Proxy Statement;
                              Registration Statement; Other
                              Information . . . . . . . . . . .  30
               Section 5.12. Lack of Ownership of R&B Common
                              Stock . . . . . . . . . . . . . .  31
               Section 5.13. FDC Rights Plan  . . . . . . . . .  31
               Section 5.14. Tax Matters  . . . . . . . . . . .  31
               Section 5.15. Opinion of Financial Advisor . . .  32
               Section 5.16. Required Vote of FDC Stock-
                              holders . . . . . . . . . . . . .  33
               Section 5.17. Pooling of Interests . . . . . . .  33

                                  ARTICLE VI

          Covenants and Agreements  . . . . . . . . . . . . . .  33

               Section 6.1.  Conduct of Business by R&B and
                              FDC . . . . . . . . . . . . . . .  33
               Section 6.2.  Investigation  . . . . . . . . . .  39
               Section 6.3.  Cooperation  . . . . . . . . . . .  40
               Section 6.4.  Affiliate Agreements . . . . . . .  42
               Section 6.5.  R&B Employee Stock Options,
                              Incentive and Benefit Plans . . .  43
               Section 6.6.  FDC Employee Stock Options,
                              Incentive and Benefit Plans . . .  44
               Section 6.7.  Filings; Other Action  . . . . . .  46
               Section 6.8.  Further Assurances . . . . . . . .  46
               Section 6.9.  Takeover Statute . . . . . . . . .  46
               Section 6.10. No Solicitation by R&B . . . . . .  47
               Section 6.11. No Solicitation by FDC . . . . . .  49
               Section 6.12. Public Announcements . . . . . . .  52
               Section 6.13. Indemnification and Insurance  . .  52
               Section 6.14. Accountants' "Comfort" Letters . .  53
               Section 6.15. Additional Reports . . . . . . . .  53
               Section 6.16. Stockholder Rights Plans . . . . .  54
               Section 6.17. Stockholder Litigation . . . . . .  54

                                 ARTICLE VII

          Conditions to the Mergers . . . . . . . . . . . . . .  54

               Section 7.1.  Conditions to Each Party's
                              Obligation to Effect the Merger .  54
               Section 7.2.  Conditions to Obligations of R&B
                              to Effect the R&B Merger. . . . .  55
               Section 7.3.  Conditions to Obligations of FDC
                              to Effect the FDC Merger  . . . .  56

                                 ARTICLE VIII

          Termination, Waiver, Amendment and Closing  . . . . .  57

               Section 8.1.  Termination or Abandonment . . . .  57
               Section 8.2.  Effect of Termination  . . . . . .  58
               Section 8.3.  Termination Fee  . . . . . . . . .  58
               Section 8.4.  Amendment or Supplement  . . . . .  61
               Section 8.5.  Extension of Time, Waiver, Etc.  .  61

                                  ARTICLE IX

          Miscellaneous . . . . . . . . . . . . . . . . . . . .  62

               Section 9.1.  No Survival of Representations
                              and Warranties  . . . . . . . . .  62
               Section 9.2.  Expenses . . . . . . . . . . . . .  62
               Section 9.3.  Counterparts; Effectiveness  . . .  62
               Section 9.4.  Governing Law  . . . . . . . . . .  62
               Section 9.5.  Notices  . . . . . . . . . . . . .  62
               Section 9.6.  Assignment; Binding Effect . . . .  63
               Section 9.7.  Severability . . . . . . . . . . .  64
               Section 9.8.  Enforcement of Agreement . . . . .  64
               Section 9.9.  Entire Agreement; No Third-Party
                              Beneficiaries . . . . . . . . . .  64
               Section 9.10. Headings . . . . . . . . . . . . .  64
               Section 9.11. Definitions. . . . . . . . . . . .  64
               Section 9.12. Finders or Brokers . . . . . . . .  65

               Exhibit A -- Form of R&B Affiliate Letter
               Exhibit B -- Form of FDC Affiliate Letter


               THIS AGREEMENT AND PLAN OF MERGER, dated as of July 10, 1997 (the "Agreement"), among R&B FALCON CORPORATION, a Delaware corporation ("Parent"), FDC ACQUISITION CORP., a Delaware corporation ("SubF"), READING & BATES ACQUISITION CORP., a Delaware corporation ("SubR"), FALCON DRILLING COMPANY, INC., a Delaware corporation ("FDC"), and READING & BATES CORPORATION, a Delaware corporation ("R&B").

               WHEREAS, (i) Parent is a newly formed
     corporation organized and existing under the laws of the State of Delaware, one-half of the issued and outstanding capital stock of which is owned by each of FDC and R&B;
     (ii) FDC is a corporation organized and existing under the laws of the State of Delaware; and (iii) R&B is a corporation organized and existing under the laws of the State of Delaware;

               WHEREAS, FDC and R&B have caused Parent to form
     SubF and SubR, each a wholly owned subsidiary of Parent, and all the outstanding capital stock of each of SubF and SubR is owned by Parent; and

               WHEREAS, the Board of Directors of each of FDC and R&B deem it advisable and in the best interests of their stockholders that each of FDC and R&B become subsidiaries of Parent pursuant to the Mergers (as hereinafter defined) as provided for in this Agreement;

               WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers;

               WHEREAS, for federal income tax purposes, it is intended that the transactions contemplated hereby constitute transactions described in Section 351 and/or
     Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

               WHEREAS, for financial accounting purposes, it is intended that the transactions contemplated by this Agreement will be accounted for as a pooling of interests transaction;

               WHEREAS, immediately following the execution and delivery of this Agreement, FDC and R&B will enter into a stock option agreement (the "R&B Stock Option Agreement"), pursuant to which R&B will grant FDC the option (the "R&B Option") to purchase shares of R&B Common Stock (as hereinafter defined), upon the terms and subject to the conditions set forth therein;

               WHEREAS, immediately following the execution and delivery of this Agreement, FDC and R&B will enter into a stock option agreement (the "FDC Stock Option Agreement" and, together with the R&B Stock Option Agreement, the "Option Agreements"), pursuant to which FDC will grant R&B the option (the "FDC Option") to purchase shares of FDC Common Stock, upon the terms and subject to the conditions set forth therein.

               NOW, THEREFORE, in consideration of the
     representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                             ARTICLE I

                            The Mergers

               Section 1.1.  The FDC Merger. (a) Upon the
     terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), SubF shall merge with and into FDC (the "FDC Merger") at the Effective Time (as defined in Section 1.4), and each outstanding share of FDC Common Stock shall be converted into one share of common stock, par value $.01 per share, of Parent (the "Parent Common Stock"). FDC shall be the surviving corporation in the FDC Merger (the "FDC Surviving Corporation") and shall become a wholly owned subsidiary of Parent. From and after the Effective Time, the identity and separate existence of SubF shall cease.

               (b) In connection with the FDC Merger, FDC and R&B shall take such actions as may be necessary to cause Parent to reserve sufficient shares of Parent Common Stock, prior to the FDC Merger, to permit the issuance of shares of Parent Common Stock (i) to the holders of FDC Common Stock as of the Effective Time in accordance with the terms of this Agreement and (ii) upon the exercise of FDC Stock Options (as defined in Section 6.6(a)) to be assumed by Parent in accordance with Section 6.6 hereof.

               Section 1.2.  The R&B Merger.  (a) Upon the
     terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, SubR shall merge with and into R&B (the "R&B Merger," and together with the FDC Merger, the "Mergers") at the Effective Time, and each outstanding share of R&B Common Stock shall be converted into 1.18 share of Parent Common Stock. R&B shall be the surviving corporation in the R&B Merger (the "R&B Surviving Corporation" and together with the FDC Surviving Corporation, the "Surviving Corporations") and shall become a wholly owned subsidiary of Parent. From and after the Effective Time, the identity and separate existence of SubR shall cease.

               (b) In connection with the R&B Merger, R&B and FDC shall take such actions as may be necessary to cause Parent to reserve sufficient shares of Parent Common Stock prior to the R&B Merger to permit the issuance of shares of Parent Common Stock (i) to the holders of R&B Common Stock as of the Effective Time in accordance with the terms of this Agreement and (ii) upon the exercise of R&B Stock Options (as defined in Section 6.5(a)) to be assumed by Parent in accordance with Section 6.5 hereof.

               Section 1.3.  Closing.  The closing of the
     Mergers (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location as is agreed to by the parties hereto.

               Section 1.4. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger (individually, a "Certificate of Merger" with respect to one of the Mergers, and collectively with respect to both Mergers, the "Certificates of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect both Mergers. Each Merger shall become effective at such time as is specified in the Certificate of Merger (the time at which both Mergers have become fully effective being hereinafter referred to as the "Effective Time").

               Section 1.5.  Effects of the Mergers.

               (a) DGCL. Each of the Mergers shall have the effects set forth in Section 259 of the DGCL.

               (b)  Names of Surviving Corporations.  The
     names of the Surviving Corporations from and after the Effective Time shall be "Falcon Drilling Company, Inc." and "Reading & Bates Corporation," respectively, until changed or amended in accordance with applicable law.

               (c)  Charter Documents.  At the Effective Time
     (i) the Certificate of Incorporation and Bylaws of SubF, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws, respectively, of the FDC Surviving Corporation, and (ii) the Certificate of Incorporation and Bylaws of SubR, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws, respectively, of the R&B Surviving Corporation.

               Section 1.6.  Directors.  (a)  SubF.  The
     directors of SubF at the Effective Time shall be the directors of the FDC Surviving Corporation until the next annual meeting of stockholders of FDC (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

               (b)  SubR.  The directors of SubR at the
     Effective Time shall be the directors of the R&B Surviving Corporation until the next annual meeting of stockholders of R&B (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

               Section 1.7. Parent Charter Documents. At the Effective Time (i) the Certificate of Incorporation and Bylaws of Parent shall be in form and substance satisfactory to each of FDC and R&B prior to the mailing of the Joint Proxy Statement (as defined in Section 4.11), and (ii) Parent shall adopt a stockholder rights plan in a customary form, satisfactory to each of FDC and R&B (the "Parent Rights Plan").

                             ARTICLE II

               Effect of the Mergers on the Stock of
              FDC and R&B; Exchange  of  Certificates

               Section 2.1.  Effect on FDC Stock.  As of the
     Effective Time, by virtue of the FDC Merger and without any action on the part of SubF, FDC or the holders of any securities of SubF or FDC:

               (a)  Cancellation of Treasury Stock and R&B
     Owned Stock. Each share of FDC Common Stock that is owned directly by FDC or by R&B shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

               (b) Conversion of FDC Common Stock. Subject to Section 2.3(e), each issued and outstanding share of FDC Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into one fully paid and nonassessable share of Parent Common Stock (the "FDC Merger Consideration"). As of the Effective Time, all such shares of FDC Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of FDC Common Stock (the "FDC Certificates") shall cease to have any rights with respect thereto, except the right to receive (i) certificates ("Parent Certificates") representing the number of whole shares of Parent Common Stock into which such shares have been converted, (ii) certain dividends and other distributions in accordance with Section 2.3(c), and (iii) cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.3(e), without interest.

               (c) Conversion of Common Stock of SubF. Each issued and outstanding share of common stock, par value $.01 per share, of SubF shall be converted into one validly issued, fully paid and nonassessable share of common stock of the FDC Surviving Corporation.

               Section 2.2.  Effect on R&B Stock.  As of the
     Effective Time, by virtue of the R&B Merger and without any action on the part of SubR, R&B or the holders of any securities of SubR or R&B:

               (a)  Cancellation of Treasury Stock and FDC
     Owned Stock. Each share of R&B Common Stock that is owned directly by R&B or by FDC shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

               (b) Conversion of R&B Common Stock. Subject to Section 2.3(e), each issued and outstanding share of R&B Common Stock (other than shares to be cancelled in accordance with Section 2.2(a)) shall be converted into
     1.18 fully paid and nonassessable share of Parent Common Stock (the "R&B Merger Consideration"). As of the Effective Time, all such shares of R&B Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of R&B Common Stock (the "R&B Certificates") shall cease to have any rights with respect thereto, except the right to receive (i) Parent Certificates, (ii) certain dividends and other distributions in accordance with
     Section 2.3(c), and (iii) cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.3(e), without interest.

               (c) Conversion of R&B Class A Stock. If the holders thereof grant the requisite voting approval of the R&B Merger specified in the R&B Certificate of Incorporation, each issued and outstanding share of R&B Class A Stock (as defined in Section 4.2) shall be converted into 1.18 of a fully paid and nonassessable share of Parent Common Stock. If such holders do not grant such approval, each issued and outstanding share of R&B Class A Stock shall be converted into the right to receive an amount of money in cash from R&B equal to the sum of (i) $12 plus (ii) the amount of all unpaid cumulative dividends accrued or in arrears to the Effective Time. In the event the holders of R&B Class A Stock are entitled to receive Parent Common Stock upon conversion of their shares of R&B Class A Stock, such stockholders shall be subject to the same exchange procedures as holders of R&B Common Stock set forth in
     Section 2.3. As of the Effective Time, all such shares of R&B Class A Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of R&B Class A Stock (the "R&B Class A Certificates," and together with the R&B Certificates and the FDC Certificates, the "Certificates") shall cease to have any rights with respect thereto, except the right to receive (i) Parent Certificates or cash in the amount described in this
     Section 2.2(c), (ii) certain dividends and other distributions in accordance with Section 2.3(c), and
     (iii) cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.3(e), without interest.

               (d) Conversion of Common Stock of SubR. Each issued and outstanding share of common stock, par value $.01 per share, of SubR shall be converted into one validly issued, fully paid and nonassessable share of common stock of the R&B Surviving Corporation.

               Section 2.3.  Exchange of Certificates.

               (a) Exchange Agent. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by FDC and R&B (the "Exchange Agent"), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of FDC Common Stock and shares of R&B Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, Parent Certificates representing the number of whole shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.3(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of FDC Common Stock and pursuant to Section 2.2 in exchange for outstanding shares of R&B Common Stock.

               (b)  Exchange Procedures.  As soon as
     reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the FDC Merger Consideration, pursuant to Section 2.1, or the R&B Merger Consideration, pursuant to Section 2.2 (collectively, the "Merger Consideration") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as FDC and R&B may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.3(c) and cash in lieu of any fractional share in accordance with Section 2.3(e), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of FDC Common Stock not registered in the transfer records of FDC or of R&B Common Stock not registered in the transfer records of R&B, a Parent Certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other non-income taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Parent Certificates representing the number of whole shares of Parent Common Stock into which the shares of FDC Common Stock or R&B Common Stock formerly represented by such Certificate have been converted, certain dividends or other distributions in accordance with Section 2.3(c) and cash in lieu of any fractional share in accordance with Section 2.3(e). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

               (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the Parent Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Parent shall make available to the Exchange Agent cash for these purposes.

               (d) No Further Ownership Rights in FDC Common Stock and R&B Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of FDC Common Stock and R&B Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by FDC on such shares of FDC Common Stock or by R&B on such shares of R&B Common Stock, as the case may be, which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the applicable Surviving Corporation of the shares of FDC Common Stock and R&B Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to a Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this
     Article II, except as otherwise provided by law.

               (e)  No Fractional Shares.  (i)  No Parent
     Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

               (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.3(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of FDC Common Stock, R&B Common Stock and R&B Class A Stock pursuant to Section 2.3(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will, on behalf of former stockholders of FDC, if any, and R&B, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 2.3(e)(iii).

               (iii)  The sale of the Excess Shares by the
     Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of FDC Common Stock and R&B Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of FDC Common Stock and R&B Common Stock (the "Common Shares Trust"). The Surviving Corporations will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of FDC Common Stock and R&B Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of FDC Common Stock or R&B Common Stock is entitled (after taking into account all shares of FDC Common Stock or R&B Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of FDC Common Stock and R&B Common Stock are entitled.

               (iv) Notwithstanding the provisions of Section 2.3(e)(ii) and (iii), the Surviving Corporations may elect at their option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each holder of FDC Common Stock or R&B Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of FDC Common Stock or R&B Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Parent Common Stock as reported on the NYSE Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references will be deemed to mean and refer to the payments calculated as set forth in this Section 2.3(e)(iv).

               (v)  As soon as practicable after the
     determination of the amount of cash, if any, to be paid to holders of FDC Common Stock and R&B Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of FDC Common Stock and R&B Common Stock subject to and in accordance with the terms of Section 2.3(c).

               (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

               (g) No Liability. None of Parent, FDC, R&B or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental body or authority) any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the related Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

               (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

               (i)  Lost Certificates.  If any Certificate
     shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the related Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

                            ARTICLE III

                             Governance

               Section 3.1.  Board of Directors of Parent.
     The Board of Directors of Parent shall have 10 members and shall be divided into three classes, Class I, Class II and Class III, with the term of Class I expiring at Parent's first annual meeting following the Effective Time (the "Annual Meeting"), the term of Class II expiring one year following the Annual Meeting and the term of Class III expiring two years following the Annual Meeting. The Board of Directors of each of R&B and FDC shall select from among the current members of the Board of Directors of R&B and FDC, respectively, five individuals for nomination as directors of Parent. If an individual so selected consents to serve as a director, such individual shall be elected as a director of Parent, effective as of the Effective Time, for a term expiring at Parent's next annual meeting of stockholders following the Effective Time at which the term of the class to which such director belongs expires, subject to being renominated as a director at the discretion of Parent's Board of Directors. Two designees of FDC and one designee of R&B shall be in Class I, two designees of R&B and one designee of FDC shall be in Class II, and Mr. Loyd, one other designee of R&B, Mr. Webster and one other designee of FDC shall be in Class III. Each committee of the Board of Directors shall consist of an equal number of designees of FDC and of R&B.

               Section 3.2. Key Executive Officers of Parent. Immediately following the Effective Time, Mr. Paul B. Loyd shall be the Chairman of the Board of Parent, and Mr. Steven A. Webster shall be the Chief Executive Officer and President of Parent. Mr. Loyd shall also be the Chairman and Chief Executive Officer of Reading & Bates Development Co. ("Devco").

               Section 3.3.  Name.  Effective as of the
     Effective Time the name of Parent shall be R&B Falcon Corporation. FDC and R&B agree that, after the Effective Time, Parent will, in connection with its business operations, use the name "Falcon" in connection with its domestic operations and the name "Reading & Bates" in connection with its international and deep water operations.

                             ARTICLE IV

               Representations and Warranties of R&B

                Except as set forth on the Disclosure Schedule delivered by R&B to FDC prior to the execution of this Agreement (the "R&B Disclosure Schedule"), R&B represents and warrants to FDC that:

               Section 4.1. Organization, Qualification, Etc. R&B is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on R&B. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to R&B or Parent, as the case may be, means such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of R&B and its Subsidiaries (as defined in Section 10.11), taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be. The copies of R&B's certificate of incorporation and by-laws which have been delivered to FDC are complete and correct and in full force and effect on the date hereof. Each of R&B's Significant Subsidiaries (as defined in Section 10.11) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on R&B. All the outstanding shares of capital stock of, or other ownership interests in, R&B's Significant Subsidiaries are validly issued, fully paid and non-assessable and are owned by R&B, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which R&B is a party under which no event of default has occurred or arisen. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Significant Subsidiary of R&B other than options to purchase common stock of Devco issued pursuant to the Reading & Bates Development Co. 1997 Incentive Plan (the "Devco Plan").

               Section 4.2.  Capital Stock.  The authorized
     stock of R&B consists of 425,000,000 shares of common stock, par value $.05 per share ("R&B Common Stock"), 10,000,000 shares of preferred stock, par value $1.00 per share ("R&B Preferred Stock"), of which 1,000,000 shares have been designated as Series B Junior Participating Preferred Stock ("R&B Series B Preferred Stock") and 285 shares of Class A Cumulative Convertible Capital Stock, no par value ("R&B Class A Stock"). As of June 30, 1997, 72,061,079 shares of R&B Common Stock, and 60 shares of R&B Class A Stock were issued and outstanding and no shares of R&B Preferred Stock were issued or outstanding. All the outstanding shares of R&B Common Stock have been validly issued and are fully paid and non-assessable. As of July 10, 1997, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating R&B to issue any shares of its stock other than:

               (a) rights to acquire shares of R&B Series B Preferred Stock pursuant to the Rights Agreement, dated as of March 15, 1995, between R&B and American Stock Transfer & Trust Company (the "R&B Rights Plan");

               (b)  rights to convert shares of R&B Class A
     Stock into an aggregate of 81 shares of R&B Common Stock;

               (c)  options and other rights to receive or
     acquire 2,567,400 shares of R&B Common Stock granted on or prior to July 10, 1997, pursuant to employee incentive or benefit plans, programs and arrangements and non-employee director plans; and

               (d)  rights to acquire shares of R&B Common
     Stock upon conversion of R&B's 8% Senior Subordinated
     Convertible Debentures due December 31, 1998.

               Except for the issuance of shares of R&B Common Stock pursuant to the options and other rights referred to in clauses 4.2(b), (c) and (d), since June 30, 1997, no shares of R&B Common Stock or R&B Preferred Stock have been issued.

               Section 4.3. Corporate Authority Relative to this Agreement; No Violation. R&B has the corporate power and authority to enter into this Agreement and the R&B Stock Option Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the R&B Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of R&B and, except for the adoption of this Agreement by its stockholders, no other corporate proceedings on the part of R&B are necessary to authorize the consummation of the transactions contemplated hereby and thereby. The Board of Directors of R&B has taken all appropriate action so that none of Parent, R&B or SubR will be an "interested stockholder" within the meaning of Section 203 of the DGCL by virtue of Parent, R&B and SubR entering into this Agreement or R&B entering into the R&B Stock Option Agreement and consummating the transactions contemplated hereby and thereby. The Board of Directors of R&B has determined that the transactions contemplated by this Agreement and the R&B Stock Option Agreement are in the best interest of R&B and its stockholders and to recommend to such stockholders that they adopt this Agreement. This Agreement and the R&B Stock Option Agreement have been duly and validly executed and delivered by R&B and, assuming this Agreement and the R&B Stock Option Agreement, as applicable, constitutes a valid and binding agreement of the other parties hereto and thereto, this Agreement and the R&B Stock Option Agreement constitute valid and binding agreements of R&B, enforceable against R&B in accordance with their terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). R&B is not subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the adoption of this Agreement by its stockholders, carrying out the transactions contemplated by this Agreement and the R&B Stock Option Agreement, except for any breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on R&B. Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"),
     Section 4043 of ERISA (as defined in Section 4.8), and any non-United States competition, antitrust and investment laws and the securities or blue sky laws of the various states (collectively, the "R&B Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by R&B of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on R&B or substantially impair or delay the consummation of the transactions contemplated hereby.

               Section 4.4.  Reports and Financial Statements.
     R&B has previously furnished to FDC true and complete copies of:

               (a)  R&B's Annual Reports on Form 10-K filed
     with the Securities and Exchange Commission (the "SEC") for each of the years ended December 31, 1994 through 1996;

               (b) R&B's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 1997;

               (c) each definitive proxy statement filed by R&B with the SEC since December 31, 1994;

               (d)  each final prospectus filed by R&B with
     the SEC since December 31, 1994, except any final prospectus on Form S-8; and

               (e)  all Current Reports on Form 8-K filed by
     R&B with the SEC since January 1, 1997.

               As of their respective dates, such reports, proxy statements and prospectuses (collectively, the "R&B SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any R&B SEC Report has been revised or superseded by a later filed R&B SEC Report, none of the R&B SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the R&B SEC Reports (including any related notes and schedules) fairly present the financial position of R&B and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since January 1, 1996, R&B has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

               Section 4.5.  No Undisclosed Liabilities.
     Neither R&B nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in the R&B SEC Reports filed prior to the date hereof ("R&B Filed SEC Reports") and
     (b) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on R&B.

               Section 4.6.  No Violation of Law.  The
     businesses of R&B and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 4.6 with respect to Environmental Laws (as hereinafter defined)) except (a) as described in the R&B Filed SEC Reports and (b) for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on R&B.

               Section 4.7. Environmental Laws and Regulations. Except as described in the R&B Filed SEC Reports, (a) R&B and each of its Subsidiaries is in compliance with all applicable international, federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by R&B and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on R&B; (b) neither R&B nor any of its Subsidiaries has received written notice of, or, to the knowledge of R&B, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person asserting an obligation to conduct investigations or clean-up activities under Environmental Law or alleging liability under or non-compliance with any Environmental Law (collectively, "Environmental Claims") which would, individually or in the aggregate, have a Material Adverse Effect on R&B; and (c) to the knowledge of R&B, there are no facts, circumstances or conditions in connection with the operation of its business or any currently or formerly owned, leased or operated facilities that are reasonably likely to lead to any such Environmental Claims in the future.

               Section 4.8. No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. Except as described in the R&B Filed SEC Reports, all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by R&B or its Subsidiaries are in compliance with all applicable provisions of ERISA and the Code, and R&B and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in the R&B Filed SEC Reports, and (b) for instances of noncompliance or liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect on R&B. No employee of R&B will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement.

               Section 4.9.  Absence of Certain Changes or
     Events. Other than as disclosed in the R&B Filed SEC Reports, since December 31, 1996 the businesses of R&B and its Subsidiaries have been conducted in all material respects in the ordinary course consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would have, a Material Adverse Effect on R&B.

               Section 4.10. Litigation. Except as described in the R&B Filed SEC Reports, there are no actions, suits or proceedings pending (or, to R&B's knowledge, threatened) against or affecting R&B or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on R&B.

               Section 4.11.  Joint Proxy Statement;
     Registration Statement; Other Information. None of the information with respect to R&B or its Subsidiaries to be included in the Joint Proxy Statement or the Registration Statement (as defined in Section 7.3(a)(i)) will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the R&B Meeting and the FDC Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by R&B with respect to information supplied in writing by FDC or any affiliate of FDC specifically for inclusion in the Joint Proxy Statement. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letters to stockholders, notices of meeting, joint proxy statement and forms of proxies to be distributed to stockholders in connection with the Mergers and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Joint Proxy Statement".

               Section 4.12.  R&B Rights Plan.  Under the
     terms of the R&B Rights Plan, as amended prior to the execution of this Agreement and the R&B Option Agreement, the transactions contemplated by this Agreement will not cause a Distribution Date (as such term is defined in the FDC Rights Plan) to occur or cause the rights issued pursuant to the R&B Rights Plan to become exercisable. R&B shall cause the R&B Rights Plan to be amended such that the "Final Expiration Date" (as defined in the R&B Rights Plan) shall occur immediately prior to the Effective Time.

               Section 4.13. Lack of Ownership of FDC Common Stock. Except for the FDC Option, neither R&B nor any of its Subsidiaries owns any shares of FDC Common Stock or other securities convertible into shares of FDC Common Stock (exclusive of any shares owned by R&B's employee benefit plans).

               Section 4.14. Tax Matters. (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of R&B, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which R&B or any of its Subsidiaries (i) is a member (a "Current R&B Group") or (ii) has been a member within six years prior to the date hereof but is not currently a member, but only insofar as any such Tax relates to a taxable period ending on a date within the last six years (a "Past R&B Group", together with Current R&B Groups, an "R&B Affiliated Group") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on R&B (it being understood that the representations made in this Section, to the extent that they relate to Past R&B Groups, are made to the knowledge of R&B). All Taxes due and owing by R&B, any Subsidiary of R&B or any R&B Affiliated Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on R&B. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by R&B, any Subsidiary of R&B or any R&B Affiliated Group which would, individually or in the aggregate, have a Material Adverse Effect on R&B. All assessments for Taxes due and owing by R&B, any Subsidiary of R&B or any R&B Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of the execution of the Merger Agreement, R&B will provide FDC with written schedules of (i) the taxable years of R&B for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. R&B and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on R&B.

               (b)  Neither R&B nor any of its Subsidiaries
     knows of any fact or has taken any action that could reasonably be expected to prevent the Mergers from constituting transactions described in Sections 351 and/or 368(a) of the Code.

               (c) Any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of R&B or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employee benefit plan or other compensation arrangement currently in effect would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the
     Code).

               For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

               Section 4.15.  Opinion of Financial Advisor.
     The Board of Directors of R&B has received the opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, substantially to the effect that, as of such date, the R&B Merger Consideration is fair to the holders of R&B Common Stock from a financial point of view.

               Section 4.16.  Required Vote of R&B
     Stockholders. The affirmative vote of the holders of shares of R&B Common Stock and R&B Class A Stock representing a majority of the votes entitled to be cast by the holders of the outstanding shares of R&B Common Stock and R&B Class A Stock, voting together as a class (the "R&B Stockholder Approval") is required to adopt the Merger Agreement. No other vote of the stockholders of R&B is required by law, the charter or by-laws of R&B or otherwise in order for R&B to consummate the R&B Merger and the transactions contemplated hereby and by the R&B Stock Option Agreement.

               Section 4.17.  Pooling of Interests.  To the
     knowledge of R&B, neither it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure (without giving effect to any actions or failures to act by FDC or any of its Subsidiaries) would prevent the treatment of the transactions contemplated hereby as a pooling of interests for accounting purposes.

                             ARTICLE V

               Representations and Warranties of FDC

               Except as set forth on the Disclosure Schedule delivered by FDC to R&B prior to the execution of this Agreement (the "FDC Disclosure Schedule," together with the R&B Disclosure Schedule, the "Disclosure Schedule"), FDC represents and warrants to R&B that:

               Section 5.1. Organization, Qualification, Etc. FDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on FDC. The copies of FDC's Restated Certificate of Incorporation and by-laws which have been delivered to R&B are complete and correct and in full force and effect on the date hereof. Each of FDC's Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on FDC. All the outstanding shares of capital stock of, or other ownership interests in, FDC's Significant Subsidiaries are validly issued, fully paid and non-assessable and are owned by FDC, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which FDC is a party under which no event of default has occurred or arisen. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Significant Subsidiary of FDC.

               Section 5.2.  Capital Stock.  The authorized
     capital stock of FDC consists of 100,000,000 shares of common stock, par value $0.01 per share ("FDC Common Stock"), and 526,489 shares of preferred stock, no par value ("FDC Preferred Stock") of which 100,000 shares have been designated as Series C Junior Participating Preferred Stock ("FDC Series C Preferred Stock"). As of July 9, 1997, 79,164,944 shares (after giving effect to the two-for-one stock split referred to in Section 5.2(a)) of FDC Common Stock and no shares of FDC Preferred Stock were issued and outstanding, and no shares of FDC Common Stock were held in FDC's treasury. All the outstanding shares of FDC Common Stock have been validly issued and are fully paid and non-assessable. As of July 10, 1997, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating FDC to issue any shares of its capital stock other than:

               (a)  shares of FDC Common Stock issuable to
     holders of record of FDC Common Stock on July 9, 1997, to effect a two-for-one stock split;

               (b) rights ("FDC Rights") to acquire shares of FDC Series C Preferred Stock pursuant to the Rights Agreement, dated as of June 25, 1997, between FDC and American Stock Transfer & Trust Company (the "FDC Rights Plan") to be distributed to holders of record of FDC Common Stock on July 16, 1997; and

               (c)  options and other rights to receive or
     acquire 1,171,878 shares (after giving effect to the two-for-one stock split referred to in Section 5.2(a)) of FDC Common Stock granted on or prior to July 10, 1997, pursuant to employee incentive or benefit plans, programs and arrangements and non-employee director plans.

               Except for the issuance of shares of FDC Common Stock pursuant to the options and other rights referred to in clause 5.2 (a), (b) and (c), since June 30, 1997, no shares of FDC Common Stock or FDC Preferred Stock have been issued.

               Section 5.3. Corporate Authority Relative to this Agreement; No Violation. FDC has the corporate power and authority to enter into this Agreement and the FDC Stock Option Agreement, and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the FDC Stock Option
     Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of FDC and, except for the adoption of this Agreement by its stockholders, no other corporate proceedings on the part of FDC are necessary to authorize the consummation of the transactions contemplated hereby and thereby. The Board of Directors of FDC has taken all appropriate action so that none of Parent, FDC or SubF will be an "interested stockholder" within the meaning of Section 203 of the DGCL by virtue of Parent, FDC and SubF entering into this Agreement or FDC entering into the FDC Stock Option
     Agreement and consummating the transactions contemplated hereby and thereby. The Board of Directors of FDC has determined that the transactions contemplated by this Agreement are in the best interest of FDC and its stockholders and to recommend to such stockholders that they adopt this Agreement. This Agreement and the FDC
     Stock Option Agreement have been duly and validly executed and delivered by FDC and, assuming this Agreement and the FDC Stock Option Agreement, as applicable, constitutes a valid and binding agreement of the other parties hereto and thereto, this Agreement and the FDC Stock Option Agreement constitute valid and binding agreements of FDC, enforceable against FDC in accordance with their terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors, rights generally, or by principles governing the availability of equitable remedies). FDC is not subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the adoption of this Agreement by its stockholders, carrying out the transactions contemplated by this Agreement and the FDC Stock Option Agreement, except for any breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on FDC. Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Exchange
     Act, the HSR Act, The Shipping Act (46 U.S.C. SECTIONS 801 et seq), Section 4043 of ERISA and any non-United States competition, antitrust and investments laws and the securities or blue sky laws of the various states (collectively, the "FDC Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by FDC of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on FDC or substantially impair or delay the consummation of the transactions contemplated hereby.

               Section 5.4.  Reports and Financial Statements.
     FDC has previously furnished to R&B true and complete copies of:

               (a)  FDC's Annual Reports on Form 10-K filed
     with the SEC for each of the years ended December 31, 1994 through 1996;

               (b) FDC's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 1997;

               (c) each definitive proxy statement filed by FDC with the SEC since December 31, 1994;

               (d)  each final prospectus filed by FDC with
     the SEC since December 31, 1994, except any final prospectus on Form S-8; and

               (e)  all Current Reports on Form 8-K filed by
     FDC with the SEC since January 1, 1997.

               As of their respective dates, such reports, proxy statements and prospectuses (collectively, "FDC SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any FDC SEC Report has been revised or superseded by a later filed FDC SEC Report, none of the FDC SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the FDC SEC Reports (including any related notes and schedules) fairly present the financial position of FDC and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since January 1, 1996, FDC has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

               Section 5.5.  No Undisclosed Liabilities.
     Neither FDC nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in the FDC SEC Reports filed prior to the date hereof ("FDC Filed SEC Reports") and
     (b) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on FDC.

               Section 5.6.  No Violation of Law.  The
     businesses of FDC and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 5.6 with respect to Environmental Laws) except (a) as described in the FDC Filed SEC Reports and
     (b) for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on FDC.

               Section 5.7.  Environmental Laws and
     Regulations. Except as described in the FDC Filed SEC Reports, (a) FDC and each of its Subsidiaries is in compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by FDC and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on FDC; (b) neither FDC nor any of its Subsidiaries has received written notice of, or, to the knowledge of FDC, is the subject of, any Environmental Claims which would, individually or in the aggregate, have a Material Adverse Effect on FDC; and (c) to the knowledge of FDC, there are no facts, circumstances or conditions in connection with the operation of its business or any currently or formerly owned, leased or operated facilities that are reasonably likely to lead to any such Environmental Claims in the future.

               Section 5.8. No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. Except as described in the FDC Filed SEC Reports, all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by FDC or its Subsidiaries are in compliance with all applicable provisions of ERISA and the Code, and FDC and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in the FDC Filed SEC Reports and (b) for instances of non-compliance or liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect on FDC. No employee of FDC will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement.

               Section 5.9.  Absence of Certain Changes or
     Events. Other than as disclosed in the FDC Filed SEC Reports, since December 31, 1996 the businesses of FDC and its Subsidiaries have been conducted in all material respects in the ordinary course consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would have, a Material Adverse Effect on FDC.

               Section 5.10. Litigation. Except as described in the FDC Filed SEC Reports or previously disclosed in writing to R&B, there are no actions, suits or proceedings pending (or, to FDC's knowledge, threatened) against or affecting FDC or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on FDC.

               Section 5.11.  Joint Proxy Statement;
     Registration Statement; Other Information. None of the information with respect to FDC to be included in the Joint Proxy Statement or the Registration Statement will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the R&B Meeting and the FDC Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by FDC with respect to information supplied in writing by R&B or any affiliate of R&B specifically for inclusion in the Joint Proxy Statement. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

               Section 5.12. Lack of Ownership of R&B Common Stock. Except for the R&B Option, neither FDC nor any of its Subsidiaries owns any shares of R&B Common Stock or other securities convertible into shares of R&B Common Stock (exclusive of any shares owned by FDC's employee benefit plans).

               Section 5.13.  FDC Rights Plan.  Under the
     terms of the FDC Rights Plan, as amended prior to the execution of this Agreement and the FDC Option Agreement, the transactions contemplated by this Agreement will not cause a Distribution Date (as such term is defined in the FDC Rights Plan) to occur or cause the rights issued pursuant to the FDC Rights Plan to become exercisable.

               Section 5.14. Tax Matters. (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of FDC, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which FDC or any of its Subsidiaries (i) is a member (a "Current FDC Group") or (ii) has been a member within six years prior to the date hereof but is not currently a member, but only insofar as any such Tax relates to a taxable period ending on a date within the last six years (a "Past FDC Group", together with Current FDC Groups, a "FDC Affiliated Group") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on FDC (it being understood that the representations made in this Section, to the extent that they relate to Past FDC Groups, are made to the knowledge of FDC). All Taxes due and owing by FDC, any Subsidiary of FDC or any FDC Affiliated Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on FDC. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by FDC, any Subsidiary of FDC or any FDC Affiliated Group which would, individually or in the aggregate, have a Material Adverse Effect on FDC. All assessments for Taxes due and owing by FDC, any Subsidiary of FDC or any FDC consolidated group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of the execution of the Merger Agreement, FDC will provide R&B with written schedules of (i) the taxable years of FDC for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. FDC and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on FDC.

               (b)  Neither FDC nor any of its Subsidiaries
     knows of any fact or has taken any action that could reasonably be expected to prevent the Mergers from constituting transactions described in Sections 351 and/or 368(a) of the Code.

               (c) Any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of FDC or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employee benefit plan or other compensation arrangement currently in effect would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the
     Code).

               Section 5.15.  Opinion of Financial Advisor.
     The Board of Directors of FDC has received the opinion of Credit Suisse First Boston Corporation dated the date of this Agreement that, as of such date and based upon and subject to the matters set forth therein, the FDC Merger Consideration was fair to FDC's stockholders from a financial point of view.

               Section 5.16.  Required Vote of FDC
     Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of FDC Common Stock (the "FDC Stockholder Approval") is required to adopt the Merger Agreement. No other vote of the stockholders of FDC is required by law, the charter or by-laws of FDC or otherwise in order for FDC to consummate the FDC Merger and the transactions contemplated hereby and by the FDC Stock Option Agreement.

               Section 5.17.  Pooling of Interests.  To the
     knowledge of FDC, neither it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure (without giving effect to any actions or failures to act by R&B or any of its Subsidiaries) would prevent the treatment of the transactions contemplated hereby as a pooling of interests for accounting purposes.

                             ARTICLE VI

                      Covenants and Agreements

               It is further agreed as follows:

               Section 6.1.  Conduct of Business by R&B and
     FDC. From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the "Termination Date"), and except as may be agreed in writing by the other parties hereto or as may be permitted pursuant to this Agreement:

               (a)  R&B:

               (i)  shall, and shall cause each of its
     Subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

               (ii)  shall use its reasonable best efforts,
     and cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with any of its other Subsidiaries or may be liquidated into R&B or any of its Subsidiaries), keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with R&B and its Subsidiaries;

               (iii)  shall confer at such times as FDC may
     reasonably request with one or more representatives of FDC to report material operational matters and the general status of ongoing operations (to the extent FDC reasonably requires such information);

               (iv)  shall notify FDC of any emergency or
     other change in the normal course of its or its Subsidiaries, respective businesses or in the operation of its or its Subsidiaries, respective properties and of any complaints or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on R&B;

               (v)  shall not, and shall not (except in the
     ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock (other than Arcade Drilling AS ("Arcade") in accordance with and to the extent permitted by the Facility Agreement, dated as of February 21, 1991, as amended to date, between Arcade, Chase Investment Bank Limited, The Chase Manhattan Bank, N.A., and the other parties thereto);

               (vi)  shall not, and shall not permit any of
     its Subsidiaries to, except (i) in the ordinary course of business consistent with past practice or (ii) as otherwise provided in this Agreement, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers or enter into, adopt or amend any bonus, deferred compensation, stock purchase, stock option, pension, retirement or other employee benefit plan, program, agreement or arrangement ("Plan") other than with respect to the previously authorized grants of options under the Devco Plan;

               (vii) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the R&B Merger and any mergers, consolidations or business combinations with R&B's Subsidiaries entered into in the ordinary course of business consistent with past practice), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights, in each case not in the ordinary course of business;

               (viii)  shall not propose or adopt any
     amendments to its corporate charter or by-laws;

               (ix)  shall not, and shall not permit any of
     its Significant Subsidiaries to, issue or authorize the issuance of, or agree to issue or sell any shares of their capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except as specifically set forth in Section 4.2 and the R&B Disclosure Schedule relating thereto and except with respect to the previously authorized grants of options under the Devco Plan;

               (x) shall not, and shall not permit any of its Subsidiaries to, except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof, purchase or redeem any shares of its stock (other than R&B Class A Stock) or any rights, warrants or options to acquire any such shares;

               (xi)  shall not, and shall not permit any of
     its Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent accounting for the Mergers in accordance with the pooling of interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board ("APB No. 16");

               (xii) shall not, and shall not permit any of its Subsidiaries to, incur, assume or prepay any indebtedness or any other material liabilities, other than in the ordinary course of business consistent with past practice (except that R&B shall have the right to conclude definitive agreements, and financing and liens related thereto, with respect to: (a) agreements in principle with Shell Deepwater Development Inc. with respect to the acquisition of an RBS-6 design semi-submersible drilling unit and with Statoil with respect to a deepwater drillship; and (b) financings (and related guarantees and liens) for two joint ventures with affiliates of Conoco Inc. for two deepwater drillships and Maritime Administration Title XI financing for the upgrade of RIG 41);

               (xiii)  shall not sell, lease, license,
     mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice (except that R&B shall have the right to conclude definitive agreements, and financing and liens related thereto, with respect to: (a) agreements in principle with Shell Deepwater Development Inc. with respect to the acquisition of an RBS-6 design semi-submersible drilling unit and with Statoil with respect to a deepwater drillship; and (b) financings (and related guarantees and liens) for two joint ventures with affiliates of Conoco Inc. for two deepwater drillships and Maritime Administration Title XI financing for the upgrade of RIG
     41);

               (xiv) shall not, and shall not permit any of its Subsidiaries to make any material Tax election or settle or compromise any material Tax liability, other than in connection with currently pending proceedings or other than in the ordinary course of business; and

               (xv)  shall not, and shall not permit any of
     its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would (y) make any representation or warranty in
     Article IV hereof untrue or incorrect or (z) result in any of the conditions to the Mergers set forth in Article VIII not being satisfied.

               (b) FDC:

               (i)  shall, and shall cause each of its
     Subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

               (ii)  shall use its reasonable best efforts,
     and cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with any of its other Subsidiaries or may be liquidated into FDC or any of its Subsidiaries), keep available the services of its current officers and other key employees, and preserve its relationships with those persons having business dealings with FDC and its Subsidiaries;

               (iii)  shall confer at such times as R&B may
     reasonably request with one or more representatives of R&B to report material operational matters and the general status of ongoing operations (to the extent R&B reasonably requires such information);

               (iv)  shall notify R&B of any emergency or
     other change in the normal course of its or its Subsidiaries, respective businesses or in the operation of its or its Subsidiaries, respective properties and of any complaints or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on FDC;

               (v)  shall not, and shall not (except in the
     ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly owned to, declare or pay any dividends on or make any distribution with respect to their outstanding shares of capital stock, other than in the case of FDC for the stock dividend to holders of record on July 9, 1997, and the distribution of Rights to holders of record on July 16, 1997;

               (vi)  shall not, and shall not permit any of
     its Subsidiaries to, except (i) in the ordinary course of business consistent with past practice or (ii) as otherwise provided in this Agreement, enter into or amend any Plan;

               (vii) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the FDC Merger and any mergers, consolidations or business combinations with FDC's Subsidiaries entered into in the ordinary course of business consistent with past practice), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights, in each case not in the ordinary course of business;

               (viii)  shall not propose or adopt any
     amendments to its corporate charter or by-laws;

               (ix)  shall not, and shall not permit any of
     its Significant Subsidiaries to, issue or authorize the issuance of, or agree to issue or sell any shares of their capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except as specifically set forth in Section 5.2 and the FDC Disclosure Schedule relating thereto;

               (x) shall not, and shall not permit any of its Subsidiaries to, except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof, purchase or redeem any shares of its stock or any rights, warrants or options to acquire any such shares;

               (xi)  shall not, and shall not permit any of
     its Subsidiaries to, take any actions which would, or would be reasonably likely, to, prevent accounting for the Mergers in accordance with the pooling of interests method of accounting under the requirements of APB No. 16;

               (xii) shall not, and shall not permit any of its Subsidiaries to, incur, assume or prepay any indebtedness or any other material liabilities, other than in the ordinary course of business consistent with past practice (except that FDC shall have the right to enter into a credit facility or facilities in an aggregate amount not to exceed $400 million (the "FDC Credit Facility"));

               (xiii) shall not sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice (except that in connection with the FDC Credit Facility, FDC shall have the right to subject its properties or assets to Liens);

               (xiv) shall not, and shall not permit any of its Subsidiaries to make any material Tax election or settle or compromise any material Tax liability, other than in connection with currently pending proceedings or other than in the ordinary course of business; and

               (xv)  shall not, and shall not permit any of
     its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would (y) make any representation or warranty in
     Article V hereof untrue or incorrect or (z) result in any of the conditions to the Mergers set forth in Article VII not being satisfied.

               Section 6.2. Investigation. Each of R&B and FDC shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the date of termination of this Agreement, to its and its Subsidiaries' rigs, vessels, properties, contracts, commitments, books, and records (including but not limited to Tax Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall use their reasonable best efforts to cause their respective representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request; provided, that nothing herein shall require either R&B or FDC or any of their respective Subsidiaries to disclose any information to the other that would cause significant competitive harm to such disclosing party or its affiliates if the transactions contemplated by this Agreement are not consummated. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality Agreements, dated as of April 29, 1997, between R&B and FDC (the "Confidentiality Agreements"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable laws or regulations, including any such laws or regulations, including any such laws or regulations pertaining to the treatment of classified information.

               Section 6.3.  Cooperation  (a) R&B and FDC
     shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

               (i) prepare and file with the SEC as soon as is reasonably practicable the Joint Proxy Statement and promptly prepare and cause Parent to file with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Parent Common Stock issuable in the Mergers (the "Registration Statement"), and shall use their reasonable best efforts to have the Joint Proxy Statement cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act;

               (ii)  as soon as is reasonably practicable
     cause Parent to take all such action as may be required under state blue sky or securities laws in connection with the issuance of shares of Parent Common Stock in the Mergers and as contemplated by this Agreement;

               (iii) promptly prepare and file with the NYSE and such other stock exchanges as shall be agreed upon listing applications covering the shares of Parent Common Stock issuable in the Mergers or upon exercise of R&B and FDC stock options, warrants, conversion rights or other rights or vesting or payment of other R&B and FDC equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject only to official notice of issuance;

               (iv)  cooperate with one another in order to
     lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein;
     and

               (v)  cooperate with one another in obtaining
     opinions of Cravath, Swaine & Moore, counsel to R&B and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to FDC, dated as of the Effective Time, to the effect that the Mergers will constitute transactions described in Sections 351 and/or 368(a) of the Code. In connection therewith, each of R&B, FDC and Parent shall deliver to Cravath, Swaine & Moore and Skadden, Arps, Slate, Meagher & Flom LLP customary representation letters in form and substance reasonably satisfactory to such counsel and R&B and FDC shall use their reasonable best efforts to obtain any representation letters drafted by their counsel from their respective appropriate stockholders and shall deliver any such letters obtained to Cravath, Swaine & Moore and Skadden, Arps, Slate, Meagher & Flom LLP (the representation letters referred to in this sentence are collectively, the "Tax Certificates").

               (b)  Subject to the limitations contained in
     Section 6.2, R&B and FDC shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

               (c)(i)  R&B shall cause the Joint Proxy
     Statement to be mailed to R&B's stockholders, and FDC shall cause the Joint Proxy Statement to be mailed to FDC's stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

               (ii)  R&B shall, as soon as practicable
     following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "R&B Stockholders Meeting") for the purpose of obtaining the R&B Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, the R&B Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 6.10(b), R&B agrees that its obligations pursuant to the first sentence of this Section 6.3(c)(ii) shall not be affected by the commencement, public proposal, public disclosure or communication to R&B of any R&B Takeover Proposal.

               (iii)  FDC shall, as soon as practicable
     following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "FDC Stockholders Meeting") for the purpose of obtaining the FDC Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, the FDC Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 6.11(b), FDC agrees that its obligations pursuant to the first sentence of this Section 6.3(c)(iii) shall not be affected by the commencement, public proposal, public disclosure or communication to FDC of any FDC Takeover Proposal.

               (iv)  Each of FDC and R&B will use their best
     efforts to hold the R&B Stockholders Meeting and the FDC
     Stockholders Meeting on the same date and as soon as practicable after the date hereof.

               (v) Each of FDC and R&B shall cause Parent to adopt this Agreement and take all additional actions as may be necessary to cause Parent to effect the transactions contemplated hereby.

               Section 6.4.  Affiliate Agreements. (a)  R&B
     shall, as soon as practicable, deliver to FDC a list (reasonably satisfactory to counsel for FDC), setting forth the names and addresses of all persons who will be, at the time of the R&B Meeting, in R&B's reasonable judgment, "affiliates" of R&B for purposes of Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment. R&B shall furnish such information and documents as FDC may reasonably request for the purpose of reviewing such list. R&B shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 6.4 to execute a written agreement on or prior to the mailing of the Joint Proxy Statement, in substantially the form of Exhibit A hereto.

               (b) FDC shall, as soon as practicable, deliver to R&B a list (reasonably satisfactory to counsel for R&B) setting forth the names and addresses of all persons who will be, at the time of the FDC Meeting, in FDC's reasonable judgment, "affiliates" of FDC for purposes of Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment. FDC shall furnish such information and documents as R&B may reasonably request for the purpose of reviewing such list. FDC shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 6.4 to execute a written agreement on or prior to the mailing of the Joint Proxy Statement, in substantially the form of Exhibit B hereto.

               Section 6.5.  R&B Employee Stock Options,
     Incentive and Benefit Plans. (a) Simultaneously with the R&B Merger, (i) each outstanding option ("R&B Stock Options")(and related stock appreciation right ("R&B SAR"), if any) to purchase or acquire a share of R&B Common Stock under employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by R&B ("R&B Option Plans") shall be converted into an option (together with a related stock appreciation right of Parent, if applicable) to purchase the number of shares of Parent Common Stock equal to 1.18 times the number of shares of R&B Common Stock which could have been obtained prior to the Effective Time upon the exercise of each such option, at an exercise price per share equal to the exercise price for each such share of R&B Common Stock subject to an option (and related R&B SAR, if any) under the R&B Option Plans divided by 1.18, and all references in each such option (and related R&B SAR, if any) to R&B shall be deemed to refer to Parent, where appropriate, and (ii) Parent shall assume the obligations of R&B under the R&B Option Plans. The other terms of each such option and R&B SAR, and the plans under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration.

               (b) Simultaneously with the R&B Merger, each outstanding award (including restricted stock, stock equivalents and stock units) ("R&B Award") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by R&B which provide for grants of equity-based awards shall be amended or converted into a similar instrument of Parent, in each case with such adjustments to the terms of such R&B Awards as are appropriate to preserve the value inherent in such R&B Awards with no detrimental effects on the holders thereof. The other terms of each R&B Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration. With respect to any restricted stock awards as to which the restrictions shall have lapsed on or prior to the Effective Time in accordance with the terms of the applicable plans or award agreements, shares of such previously restricted stock shall be converted in accordance with the provisions of Section 2.2(b).

               (c)   R&B agrees that employee incentive or
     benefit plans, programs and arrangements and non-employee director plans shall be amended, to the extent necessary and appropriate, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of R&B Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Parent Common Stock on a basis consistent with the transactions contemplated by this Agreement. The actions to be taken by R&B pursuant to this Section 6.5(c) shall include the submission by R&B of the amendments to the plans, programs or arrangements referred to herein to its stockholders at the R&B Meeting, if such submission is determined to be necessary or advisable by counsel to R&B; provided, however, that such approval shall not be a condition to the consummation of the R&B Merger.

               (d)   FDC and R&B agree that each officer
     subject to an employment agreement set forth in Section
     4.8 of the R&B Disclosure Schedule shall be treated by R&B as if such officer was involuntarily terminated without cause by R&B as of the Effective Time for purposes of such agreement and for purposes of any agreement relating to the purchase of options to purchase R&B Common Stock. FDC and R&B agree that R&B shall pay the total amount due under such agreements to all such executive officers at the Effective Time.
     Notwithstanding the foregoing, following the Effective Time, Parent or R&B may offer continuing employment to any or all of the officers covered by such employment agreements upon such terms and conditions as Parent or R&B deems appropriate.

               Section 6.6.  FDC Employee Stock Options,
     Incentive and Benefit Plans. (a) Simultaneously with the FDC Merger, (i) each outstanding option ("FDC Stock Options")(and related stock appreciation right ("FDC SAR"), if any) to purchase or acquire a share of FDC Common Stock under employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by FDC ("FDC Option Plans") shall be converted into an option (together with a related stock appreciation right of FDC, if applicable) to purchase the number of shares of Parent Common Stock equal to the number of shares of FDC Common Stock which could have been obtained prior to the Effective Time upon the exercise of each such option, at an exercise price per share equal to the exercise price for each such share of FDC Common Stock subject to an option (and related FDC SAR, if any) under the FDC Option Plans, and all references in each such option (and related FDC SAR, if any) to FDC shall be deemed to refer to Parent, where appropriate, and (ii) Parent shall assume the obligations of FDC under the FDC Option Plans. The other terms of each such option and FDC SAR, and the plans under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration.

               (b) Simultaneously with the FDC Merger, each outstanding award (including restricted stock, stock equivalents and stock units) ("FDC Award") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by FDC which provide for grants of equity-based awards shall be amended or converted into a similar instrument of Parent, in each case with such adjustments to the terms of such FDC Awards as are appropriate to preserve the value inherent in such FDC Awards with no detrimental effects on the holders thereof. The other terms of each FDC Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration. With respect to any restricted stock awards as to which the restrictions shall have lapsed on or prior to the Effective Time in accordance with the terms of the applicable plans or award agreements, shares of such previously restricted stock shall be converted in accordance with the provisions of Section 2.1(b).

               (c) FDC agrees that its employee incentive or benefit plans, programs and arrangements and non-employee director plans shall be amended, to the extent necessary and appropriate, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of FDC Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Parent Common Stock on a basis consistent with the transactions contemplated by this Agreement. The actions to be taken by FDC pursuant to this Section 6.6(c) shall include the submission by FDC of the amendments to the plans, programs or arrangements referred to herein to its stockholders at the FDC Meeting, if such submission is determined to be necessary or advisable by counsel to FDC; provided, however, that such approval shall not be a condition to the consummation of the FDC Merger.

               Section 6.7. Filings; Other Action. Subject to the terms and conditions herein provided, R&B and FDC shall (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (b) use reasonable efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and
     (c) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby and to ensure that it is a "poolable entity" eligible to participate in a transaction to be accounted for under the pooling of interests method of accounting.

               Section 6.8. Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of R&B and FDC shall take all such necessary action.

               Section 6.9. Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of R&B and FDC and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

               Section 6.10.  No Solicitation by R&B.  (a)
     R&B shall not, nor shall it authorize or permit any of its directors or officers or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any R&B Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any R&B Takeover Proposal; provided, however, that if, at any time during the 20 business days prior to the publicly announced date of the R&B Stockholders Meeting (as defined in Section 6.3(c)(ii)) (the "R&B Applicable Period"), the Board of Directors of R&B determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to R&B's stockholders under applicable law, R&B may, in response to an R&B Superior Proposal (as defined in Section 6.10(b)) which was not solicited by it or which did not otherwise result from a breach of this
     Section 6.10(a), and subject to providing prior written notice of its decision to take such action to FDC (the "R&B Notice") and compliance with Section 6.10(c), for a period of five business days following delivery of the R&B Notice (x) furnish information with respect to R&B and its subsidiaries to any person making an R&B Superior Proposal pursuant to a customary confidentiality agreement (as determined by R&B after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such R&B Superior Proposal.
     For purposes of this Agreement, "R&B Takeover Proposal" means any inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) from any person relating to any direct or indirect acquisition or purchase of a business or shares of any class of equity securities of R&B or any of its subsidiaries (other than Devco), any tender offer or exchange offer that if consummated would result in any person beneficially owning any class of equity securities of R&B or any of its subsidiaries (other than Devco), or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving R&B or any of its subsidiaries (other than Devco), other than the transactions contemplated by this Agreement. R&B shall be permitted to deliver only one R&B Notice with respect to each person making an R&B Superior Proposal.

               (b)  Except as expressly permitted by this
     Section 6.10, neither the Board of Directors of R&B nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to FDC, the approval or recommendation by such Board of Directors or such committee of the R&B Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any R&B Takeover Proposal, or (iii) cause R&B to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "R&B Acquisition Agreement") related to any R&B Takeover Proposal. Notwithstanding the foregoing, in the event that during the R&B Applicable Period the Board of Directors of R&B determines in good faith that there is a substantial probability that the adoption of this Agreement by holders of R&B Common Stock will not be obtained due to the existence of an R&B Superior Proposal, the Board of Directors of R&B may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause R&B to enter into any R&B Acquisition Agreement with respect to any R&B Superior Proposal), but only at a time that is during the R&B Applicable Period and is after the fifth business day following FDC's receipt of written notice advising FDC that the Board of Directors of R&B is prepared to accept an R&B Superior Proposal, specifying the material terms and conditions of such R&B Superior Proposal and identifying the person making such R&B Superior Proposal. For purposes of this Agreement, a "R&B Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, all outstanding shares of R&B Common Stock then outstanding or all or substantially all of the assets of R&B and otherwise on terms which the Board of Directors of R&B determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to R&B's stockholders than the R&B Merger and for which financing, to the extent required, is then committed or as to which the Board of Directors of R&B has received a "highly confident letter" from a nationally recognized investment bank or financial institution.

               (c) In addition to the obligations of R&B set forth in paragraphs (a) and (b) of this Section 6.10, R&B shall immediately advise FDC orally and in writing of any request for information or of any R&B Takeover Proposal, the material terms and conditions of such request or R&B Takeover Proposal and the identity of the person making such request or R&B Takeover Proposal. R&B will keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or R&B Takeover Proposal.

               (d)  Nothing contained in this Section 6.10
     shall prohibit R&B from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to R&B's stockholders if, in the good faith judgment of the Board of Directors of R&B, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither R&B nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the R&B Merger, the issuance of Parent Common Stock in connection with the R&B Merger, or approve or recommend, or propose publicly to approve or recommend, an R&B Takeover Proposal.

                    Section 6.11. No Solicitation by FDC. (a) FDC shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any FDC Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any FDC Takeover Proposal; provided, however, that if, at any time during the 20 business days prior to the publicly announced date of the FDC Stockholders Meeting (as defined in Section 6.3(c)(iii) (the "FDC Applicable Period"), the Board of Directors of FDC determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to FDC's stockholders under applicable law, FDC may, in response to an FDC Superior Proposal (as defined in Section 6.11(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 6.11(a), and subject to providing prior written notice of its decision to take such action to R&B (the "FDC Notice") and compliance with Section 6.11(c), for a period of five business days following delivery of the FDC Notice (x) furnish information with respect to FDC and its subsidiaries to any person making an FDC Superior Proposal pursuant to a customary confidentiality agreement (as determined by FDC after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such FDC Superior Proposal.
          For purposes of this Agreement, "FDC Takeover Proposal" means any inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) from any person relating to any direct or indirect acquisition or purchase of a business, or shares of any class of equity securities of FDC or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owing any class of equity securities of FDC or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving FDC or any of its subsidiaries, other than the transactions contemplated by this Agreement. FDC shall be permitted to deliver only one FDC Notice with respect to each person making an FDC Superior Proposal.

                    (b)  Except as expressly permitted by this
          Section 6.11, neither the Board of Directors of FDC nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to FDC, the approval or recommendation by such Board of Directors or such committee of the FDC Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any FDC Takeover Proposal, or (iii) cause FDC to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "FDC Acquisition Agreement") related to any FDC Takeover Proposal. Notwithstanding the foregoing, in the event that during the FDC Applicable Period the Board of Directors of FDC determines in good faith that there is a substantial probability that the adoption of this Agreement by holders of FDC Common Stock will not be obtained due to the existence of an FDC Superior Proposal, the Board of Directors of FDC may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause FDC to enter into any FDC Acquisition Agreement with respect to any FDC Superior Proposal), but only at a time that is during the FDC Applicable Period and is after the fifth business day following R&B's receipt of written notice advising R&B that the Board of Directors of FDC is prepared to accept an FDC Superior Proposal, specifying the material terms and conditions of such FDC Superior Proposal and identifying the person making such FDC Superior Proposal. For purposes of this Agreement, a "FDC Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, all outstanding shares of FDC Common Stock then outstanding or all or substantially all the assets of FDC and otherwise on terms which the Board of Directors of FDC determine in its good faith judgement (based on the advice of a financial adviser of nationally recognized reputation) to be more favorable to FDC's stockholders than the FDC Merger and for which financing, to the extent required, is then committed or as to which the Board of Directors of FDC has received a "highly confident letter" from a nationally recognized investment bank or financial institution.

                    (c) In addition to the obligations of FDC set forth in paragraphs (a) and (b) of this Section 6.11, FDC shall immediately advise R&B orally and in writing of any request for information or of any FDC Takeover Proposal, the material terms and conditions of such request or FDC Takeover Proposal and the identity of the person making such request or FDC Takeover Proposal. FDC will keep R&B reasonably informed of the status and details (including amendments or proposed amendments) of any such request or FDC Takeover Proposal.

                    (d)  Nothing contained in this Section 6.11,
          shall prohibit FDC from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to FDC's stockholders if, in the good faith judgement of the Board of Directors of FDC, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither FDC nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the FDC Merger, the issuance of Parent Common Stock in connection with the FDC Merger, or approve or recommend, or propose publicly to approve or recommend, an FDC Takeover Proposal.

                    Section 6.12. Public Announcements. R&B and FDC will consult with and provide each other the opportunity to review and comment upon any press release prior to the issuance of any press release relating to this Agreement or the transactions contemplated herein and shall not issue any such press release prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

                    Section 6.13.  Indemnification and Insurance.
                    (a)  Parent agrees that all rights to
          exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "R&B Indemnified Parties") of R&B as provided in its charter or by-laws or in any agreement shall survive the R&B Merger and shall continue in full force and effect in accordance with their terms. For six years from the Effective Time, Parent shall indemnify the R&B Indemnified Parties to the same extent as such R&B Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

                    (b) For three years from the Effective Time, Parent shall maintain in effect R&B's current directors' and officers' liability insurance policy (the "R&B Policy") covering those persons who are currently covered by the R&B Policy (a copy of which has been heretofore delivered to Parent); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by R&B for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                    (c) Parent agrees that all rights to
          exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "FDC Indemnified Parties") of FDC as provided in its charter or by-laws or in any agreement shall survive the FDC Merger and shall continue in full force and effect in accordance with their terms. For six years from the Effective Time, Parent shall indemnify the FDC Indemnified Parties to the same extent as such FDC Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

                    (d) For three years from the Effective Time, Parent shall maintain in effect FDC's directors' and officers' liability insurance policy (the "FDC Policy"), which policy FDC shall obtain prior to the Effective Time and which policy shall be substantially similar to the R&B Policy, covering those persons who are covered by the FDC Policy and persons who are directors of Parent; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums to be paid by FDC for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                    Section 6.14. Accountants' "Comfort" Letters. R&B and FDC will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

                    Section 6.15. Additional Reports. R&B and FDC shall each furnish to the other copies of any reports of the type referred to in Sections 4.4 and 5.4 which it files with the SEC on or after the date hereof, and each of R&B and FDC, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of R&B and its consolidated Subsidiaries or FDC and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

                    Section 6.16.  Stockholder Rights Plans.  (a)
          R&B will take all actions necessary to ensure that the R&B Rights Plan is amended in accordance with Section
          4.12 prior to the Effective Time.

                    (b)  R&B and FDC will take all actions
          necessary to cause Parent to adopt the Parent Rights Plan prior to the Effective Time.

                    Section 6.17. Stockholder Litigation. Each of R&B and FDC shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against R&B or FDC, as applicable, and its directors relating to the transactions contemplated by this Agreement and the Option Agreements.

                                 ARTICLE VII

                          Conditions to the Mergers

                    Section 7.1.  Conditions to Each Party's
          Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment at or prior to the Effective
          Time of the following conditions:

                    (a)  The R&B Stockholder Approval and the FDC
          Stockholder Approval shall have been obtained all in accordance with applicable law.

                    (b)  No statute, rule, regulation, executive
          order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Mergers substantially on the terms contemplated hereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

                    (c)  The Registration Statement shall have
          become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect.

                    (d) The shares of Parent Common Stock issuable in the Mergers shall have been approved for listing on the NYSE, subject only to official notice of issuance.

                    (e)  Any applicable waiting period under the
          HSR Act shall have expired or been terminated and any other R&B Required Approvals and FDC Required Approvals shall have been obtained, except where the failure to obtain such other R&B Required Approvals and FDC Required Approvals would not have a Material Adverse Effect on R&B or FDC, as the case may be.

                    (f) Each of FDC and R&B shall have received an opinion of its tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore, respectively, in form and substance reasonably satisfactory to it, and dated as of the Effective Time, to the effect that the Mergers will constitute transactions described in Sections 351 and/or Section 368(a) of the Code and that none of FDC, R&B, holders of FDC Common Stock or holders of R&B Common Stock shall recognize gain or loss for federal income tax purposes as a result of the Mergers (other than with respect to any cash paid in lieu of fractional shares of FDC Common Stock or R&B Common Stock). In rendering such opinions, Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore may require delivery of and rely upon the Tax Certificates.

                    Section 7.2. Conditions to Obligations of R&B to Effect the R&B Merger. The obligation of R&B to effect the R&B Merger is further subject to the conditions that (a) the representations and warranties of FDC contained herein shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement,
          (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on FDC, (b) FDC shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (c) FDC shall have delivered to R&B a certificate, dated the Effective Time and signed by its Chairman of the Board and Chief Executive Officer or a Senior Vice President, certifying to both such effects.

                    Section 7.3. Conditions to Obligations of FDC to Effect the FDC Merger. The obligation of FDC to effect the FDC Merger is further subject to the conditions that (a) the representations and warranties of R&B contained herein shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement,
          (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on R&B, (b) R&B shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (c) R&B shall have delivered to FDC a certificate, dated the Effective Time and signed by its Chairman of the Board, Chief Executive officer and President or a Senior Vice President, certifying to both such effects.

                                 ARTICLE VIII

                  Termination, Waiver, Amendment and Closing

                    Section 8.1. Termination or Abandonment. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Mergers by the respective stockholders of R&B and FDC:

                    (a) by the mutual written consent of R&B and FDC;

                    (b) by either FDC or R&B if the Effective Time shall not have occurred on or before January 31, 1998; provided, that the party seeking to terminate this Agreement pursuant to this clause 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Mergers on or before such date;

                    (c)  by either FDC or R&B if (i) a statute,
          rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Mergers substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause 8.1(c)(ii) shall have used its reasonable best efforts to remove such injunction, order or decree;

                    (d) by either FDC or R&B, if the approvals of the stockholders of either FDC or R&B contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof;

                    (e) by FDC in accordance with Section 6.11(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (e) to be deemed effective, FDC shall have complied with all provisions contained in Section 6.11, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of Section 8.3;

                    (f) by FDC, if R&B or any of its directors or officers shall participate in discussion or negotiations in breach of Section 6.10;

                    (g) by R&B in accordance with Section 6.10(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (g) to be deemed effective, R&B shall have complied with all provisions of
          Section 6.10, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of Section 8.3;

                    (h) by R&B, if FDC or any of its directions or officers shall participate in discussions or negotiations in breach of Section 6.11; or

                    (i) by R&B or FDC if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

                    Section 8.2.  Effect of Termination.  In the
          event of termination of this Agreement pursuant to
          Section 8.1, this Agreement shall terminate (except for the provisions of Sections 6.2, 8.3 and 9.2), and there shall be no other liability on the part of FDC or R&B to the other except liability arising out of a willful and material breach of this Agreement or as provided for in the Confidentiality Agreements.

                    Section 8.3. Termination Fee. (a) In the event that (i) after the date hereof and prior to the R&B Stockholders Meeting an R&B Takeover Proposal shall have been made known to R&B or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an R&B Takeover Proposal and thereafter this Agreement is terminated by either FDC or R&B pursuant to Section 8.1(b) or 8.1(d) (provided that the basis for such termination is that the R&B Stockholder Approval shall not have been obtained and provided, further, that the FDC stockholders shall not have voted to disapprove this Agreement) or (ii) this Agreement is terminated (x) by R&B pursuant to Section 8.1(g) or (y) by FDC pursuant to Section 8.1(f), then R&B shall promptly, but in no event later than two days after the date of such termination, pay FDC a fee equal to $100 million (the "Termination Fee"), payable by wire transfer of same day funds (for purposes of the foregoing, the references to 20% in the exception in the parenthetical to the next succeeding proviso shall be deemed to be references to 15%); provided, however, that no Termination Fee shall be payable to FDC in any circumstance in which FDC stockholders vote to disapprove this Agreement and provided further, that no Termination Fee shall be payable to FDC pursuant to clause (i) of this paragraph (a) or pursuant to a termination by FDC pursuant to Section 8.1(f) unless and until within 18 months of such termination R&B or any of its subsidiaries enters into any R&B Acquisition Agreement or consummates any R&B Takeover Proposal (for the purposes of the foregoing proviso the terms "R&B Acquisition Agreement" and "R&B Takeover Proposal" shall have the meanings assigned to such terms in Section 6.10 (except that the reference to the "acquisition or purchase of a business or shares of any class of equity securities of R&B or any of its subsidiaries" in the definition of "R&B Takeover Proposal" in Section 6.10 shall be deemed to be a reference to the "acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or the assets of R&B and its subsidiaries, taken as a whole, or 20% of any class of equity securities of R&B or any of its subsidiaries")) in which event the Termination Fee shall be payable upon the first to occur of such events. R&B acknowledges that the agreements contained in this Section 8.3(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FDC would not enter into this Agreement; accordingly, if R&B fails promptly to pay the amount due pursuant to this Section 8.3(a), and, in order to obtain such payment, FDC commences a suit which results in a judgment against R&B for the fee set forth in this Section 8.3(a), R&B shall pay to FDC its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                    (b)  In the event that (i) after the date
          hereof and prior to the FDC Stockholders Meeting an FDC Takeover Proposal shall have been made known to FDC or any of its subsidiaries or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an FDC Takeover Proposal and thereafter this Agreement is terminated by either FDC or R&B pursuant to Section 8.1(b) or 8.1(d) (provided that the basis for such termination is that the FDC Stockholder Approval shall not have been obtained and provided, further, that the R&B stockholders shall not have voted to disapprove this Agreement) or (ii) this Agreement is terminated (x) by FDC pursuant to Section 8.1(e) or (y) by R&B pursuant to Section 8.1(h), then FDC shall promptly, but in no event later than two days after the date of such termination, pay R&B the Termination Fee, payable by wire transfer of same day funds (for purposes of the foregoing, the references to 20% in the exception in the parenthetical to the next succeeding proviso shall be deemed to be references to 15%); provided, however, that no Termination Fee shall be payable to R&B in any circumstance in which R&B stockholders vote to disapprove this Agreement and provided further, that no Termination Fee shall be payable to R&B pursuant to clause (i) of this paragraph
          (b) or pursuant to a termination by R&B pursuant to
          Section 8.1(h) unless and until within 18 months of such termination FDC or any of its subsidiaries enters into any FDC Acquisition Agreement or consummates any FDC Takeover Proposal (for the purposes of the foregoing proviso the terms "FDC Acquisition Agreement" and "FDC Takeover Proposal" shall have the meanings assigned to such terms in Section 6.11 (except that the reference to the "acquisition or purchase of a business or shares of any class of equity securities of FDC or any of its subsidiaries" in the definition of "FDC Takeover Proposal" in Section 6.11 shall be deemed to be a reference to the "acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or the assets of FDC and its subsidiaries, taken as a whole, or 20% of any class of equity securities of FDC or any of its subsidiaries"), in which event the Termination Fee shall be payable upon the first to occur of such events. FDC acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, R&B would not enter into this Agreement; accordingly, if FDC fails promptly to pay the amount due pursuant to this Section 8.3(b), and, in order to obtain such payment, R&B commences a suit which results in a judgment against FDC for the fee set forth in this Section 8.3(b), FDC shall pay to R&B its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                    Section 8.4. Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Mergers by the respective stockholders of R&B and FDC and prior to the Effective Time, this Agreement may be amended or supplemented in writing by R&B and FDC with respect to any of the terms contained in this Agreement; provided, however that following approval by the stockholders of R&B and FDC there shall be no amendment or change to the provisions hereof with respect to the conversion ratio of shares of R&B Common Stock, R&B Class A Stock or FDC Common Stock into shares of Parent Common Stock as provided herein nor any amendment or change not permitted under applicable law, without further approval by the stockholders of R&B and FDC.

                    Section 8.5.  Extension of Time, Waiver, Etc.
          At any time prior to the Effective Time, and party may:

                    (a) extend the time for the performance of any of the obligations or acts of the other party;

                    (b)  waive any inaccuracies in the
          representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

                    (c)  subject to the proviso of Section 8.4
          waive compliance with any of the agreements or conditions of the other party contained herein.

                    Notwithstanding the foregoing no failure or delay by R&B or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                                Miscellaneous

                    Section 9.1. No Survival of Representations and Warranties. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers, except for the agreements set forth in Article II and Article III, the agreements of "affiliates" of R&B and FDC to be delivered pursuant to Section 6.4, the provisions of Sections 6.5, 6.6, 6.12 and 6.13 and this
          Article IX.

                    Section 9.2. Expenses.  Whether or not the
          Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the Option Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that (a)(i) the filing fee in connection with any HSR Act filing, (ii) the commissions and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with the sale of Excess Shares, (iii) the expenses incurred in connection with the printing and mailing of the Joint Proxy Statement, and (iv) all transfer taxes shall be shared equally by R&B and FDC.

                    Section 9.3. Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

                    Section 9.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

                    Section 9.5. Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 9.5:

                    To FDC:

                         Falcon Drilling Company, Inc.
                         1900 West Loop South
                         Suite 1800
                         Houston, Texas 77027
                         Attention: Chairman and Chief
                           Executive Officer
                         Telecopy: (713) 623-8103

                    copy to:

                         Skadden, Arps, Slate, Meagher & Flom LLP
                         919 Third Avenue
                         New York, New York 10022
                         Attention:  J. Michael Schell, Esq.
                         Telecopy:  (212) 735-2000

                    To R&B:

                         Reading & Bates Corporation
                         901 Threadneedle
                         Suite 200
                         Houston, Texas 77079
                         Attention: Chairman and Chief Executive
                                    Officer
                         Telecopy: (281) 496-0285

                    copy to:

                         Cravath, Swaine & Moore
                         Worldwide Plaza
                         825 Eighth Avenue
                         New York, New York 10019
                         Attention: Allen Finkelson, Esq.
                         Telecopy: (212) 474-3700

                    Section 9.6. Assignment; Binding Effect.
          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                    Section 9.7. Severability.  Any term or
          provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                    Section 9.8. Enforcement of Agreement. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

                    Section 9.9. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreements and the Option Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for the provisions of Sections 6.5, 6.6, and 6.13 hereof, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

                    Section 9.10.  Headings.  Headings of the
          Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                    Section 9.11. Definitions. References in this Agreement to "Subsidiaries" of R&B or FDC shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by R&B or FDC, as the case may be. References in this Agreement to "Significant Subsidiaries" shall mean Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act. References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a governmental body or authority. Notwithstanding the foregoing, Parent shall not be deemed to be an "affiliate" or a "subsidiary" of either FDC or R&B.

                    Section 9.12. Finders or Brokers. Except for Morgan Stanley & Co. Incorporated with respect to R&B, a copy of whose engagement agreement has been or will be provided to FDC, and Credit Suisse First Boston Corporation with respect to FDC, a copy of whose engagement agreement has been or will be provided to R&B, neither R&B nor FDC nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Mergers.


                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                              R&B FALCON CORPORATION

                              By:    /s/ Steven A. Webster
                                   Name:  Steven A. Webster
                                   Title: Chief Executive Officer

                              FDC ACQUISITION CORP.

                              By:    /s/ Steven A. Webster
                                   Name:  Steven A. Webster
                                   Title: President

                              READING & BATES ACQUISITION CORP.

                              By:    /s/ Steven A. Webster
                                   Name:  Steven A. Webster
                                   Title: President

                              FALCON DRILLING COMPANY, INC.

                              By:    /s/ Steven A. Webster
                                   Name:  Steven A. Webster
                                   Title: Chief Executive Officer

                              READING & BATES CORPORATION

                              By:   /s/ Paul B. Loyd, Jr.
                                   Name:  Paul B. Loyd, Jr.
                                   Title: Chief Executive Officer